Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Reports 41% Net Sales Increase for Fourth Quarter

Company also Reports Receipt of FDA Approvable Letter for PROTÉGÉ® RX Carotid Stent Device

Plymouth, Minn. – January 8, 2007 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, today reported net sales results for its fiscal fourth quarter and fiscal year ended December 31, 2006.

ev3’s net sales in the fourth quarter of 2006 increased 41% to $57.7 million versus net sales of $41.0 million in the fourth quarter of 2005.  The company’s guidance range for fourth quarter net sales was $55 to $59 million.  Fourth quarter sales growth was broad-based and reflected a strong contribution from each of ev3’s cardio peripheral and neurovascular business segments as well as a strong contribution from both domestic and international markets.

ev3 also announced that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) relating to its pre-market approval (PMA) application for the PROTÉGÉ® RX Carotid Stent device.  The receipt of an approvable letter indicates that the FDA is prepared to approve a PMA subject to, among other conditions, the satisfactory completion of an inspection of manufacturing facilities, methods, and controls, and an assessment of compliance with applicable quality system requirements.  Pending its approval, the PROTÉGÉ® RX, used in conjunction with the ev3 SpideRX Embolic Protection Device, would be indicated for the treatment of carotid artery disease in patients who are at high-risk for adverse events from carotid artery surgery.  ev3’s SpideRX® Embolic Protection Device was previously FDA cleared for carotid use in February 2006.

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Jim Corbett, President and CEO of ev3 Inc., commented, “We are very pleased with yet another record quarter for net sales through continued, balanced growth in both of our business units.  We are also very encouraged by the receipt of the approvable letter for the PROTÉGÉ® RX Carotid Stent.  We believe the PROTÉGÉ® RX, combined with the SpideRX, will permit ev3 to be a strong competitor in the carotid stenting market that we estimate could reach $250 million worldwide in 2007.”

In the fourth quarter of 2006, ev3’s neurovascular segment net sales increased 39% to $23.7 versus $17.0 million in the fourth quarter of 2005. Within the neurovascular business segment, sales of embolic products increased 49% to $12.0 million from $8.1 million, and sales of neurovascular access and delivery products were up 30% to $11.7 million from $8.9 million. The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVM’s), the Nexus family of embolic coils for the treatment of brain aneurysms and growth in virtually all of ev3’s neuro access and delivery products.

Cardio peripheral segment net sales in the fourth quarter of 2006 increased 42% to $34.0 million versus $24.0 million in the fourth quarter of 2005. Within the cardio peripheral business segment, stent sales increased 53% to $18.5 million from $12.1 million. Sales of thrombectomy and embolic protection products increased 79% to $6.2 million from $3.5 million, while sales of procedural support and other cardio peripheral products increased 11% to $9.3 million from $8.4 million. The largest contributors to the growth in the cardio peripheral segment were ev3’s new EverFlex stent product and the SpideRX Embolic Protection Device.

On a geographic basis, ev3’s fourth quarter U.S. net sales increased 52% to $34.6 million, while fourth quarter international net sales increased 26% to $23.1 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $1.2 million on fourth quarter 2006 net sales compared to the fourth quarter of the prior year.

For the fiscal year ended December 31, 2006, ev3’s net sales increased 51% to $202.4 million versus $133.7 million for the year ended December 31, 2005.  Annual sales growth in 2006 also was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.

ev3 will provide full financial results for its fiscal fourth quarter and fiscal year 2006 and updated guidance in mid-February, when the company will hold its quarterly conference call to discuss its financial results and guidance.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of ev3 Inc. and other third parties, which are the property of their respective owners.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

NET SALES BY SEGMENT

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
	2006	2005	% change	2006	2005	% change
Cardio Peripheral
Stents	$18,501	$12,079	53%	$64,092	$37,871	69%
Thrombectomy and embolic protection	6,177	3,459	79%	21,606	12,869	68%
Procedural support and other	9,344	8,451	11%	35,406	29,141	21%
Total cardio peripheral	34,022	23,989	42%	121,104	79,881	52%

Neurovascular
Embolic products	12,026	8,046	49%	38,998	22,463	74%
Neuro access and delivery products	11,627	8,939	30%	42,336	31,352	35%
Total neurovascular	23,653	16,985	39%	81,334	53,815	51%

Total company	$57,675	$40,974	41%	$202,438	$133,696	51%

NET SALES BY GEOGRAPHY

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
	2006	2005	% change	2006	2005	% change
United States	$34,590	$22,707	52%	$121,180	$71,848	69%
International	23,085	18,267	26%	81,258	61,848	31%

Total net sales	$57,675	$40,974	41%	$202,438	$133,696	51%

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